Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-148452 of our report dated March 31, 2006, relating to the financial statements of M&F Bancorp, Inc. and subsidiary as of and for each of the two years in the period December 31, 2005, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touché LLP
Raleigh, North Carolina
February 12, 2008